Exhibit 99.1

MetroCorp Announces Receipt of Compliance Letter From NASDAQ

HOUSTON, June 18, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) announced that it received a NASDAQ letter of staff compliance on June 14, 2007, advising the Company that it has regained compliance with Marketplace Rule 4350, as the result of the appointment of Mr. Robert W. Hsueh on June 12 as a Class I director to the board. The board also determined that Mr. Hsueh is an independent director.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas and one loan production office in San Francisco, California. As of March 31, 2007, the Company had consolidated assets of $1.3 billion. For more information, visit the Company's web site at http://www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

CONTACT: MetroCorp Bancshares, Inc.
         George M. Lee, Chief Executive Office and Executive Vice Chairman
         (713) 776-3876